Exhibit 10.11

PROCESS GUARANTEE

The following Process Guarantee is provided by Broin and Associates, Inc. in relation to the Great Plains Ethanol, LLC ethanol plant project located near Chancellor, South Dakota (The Project).

Broin and Associates guarantees the following:

1.             Project Performance Specification

The Project is guaranteed to produce 4,807 gallons per hour of fuel grade (Williams Pipeline Standard) ethanol including the contained denaturant (gasoline). The Project is guaranteed to have the ability to evaporate all necessary thin stillage and dry all distillers’ grains produced at 100% guaranteed capacity.  The plant is guaranteed to yield at least 2.7 gallons of ethanol (denatured) per 56 lb. bushel of corn (test weight 54 pounds or greater).

2.             Testing Period

The project is guaranteed to reach performance specifications for a period of seven (7) days before the Engineer will leave the site.  The testing period will be completed with the Owner’s personnel and raw materials.

3.             Remedies

If the Project does not meet the above guarantees during the timeframe described in the Owners Agreement, Broin and Associates, Inc. will perform the following at their expense: 1) use Broin and Associates, Inc.’s best effort to correct any problem, 2) repair or replace any failing component(s) or system(s) and 3) obtain any additional resources needed to satisfy guarantees.

This document contains the entire Process Guarantee provided by Broin and Associates, Inc. No oral statements, representations or prior written matter not contained in this document shall have any effect regarding Process Guarantee.

BROIN AND ASSOCIATES, INC.

/s/ Robert Broin	November 20, 2000
Robert Broin	Date
President